BERRY PETROLEUM COMPANY
2005 EQUITY INCENTIVE PLAN
STOCK APPRECIATION RIGHTS AGREEMENT

Unless otherwise defined herein, the terms defined in the Berry Petroleum Company 2005 Equity Incentive Plan shall have the same defined meanings in this Stock Appreciation Rights Agreement ("SAR Agreement").

I.          NOTICE OF SAR GRANT.

You have been granted stock appreciation rights, subject to the terms and conditions of the Plan and this SAR Agreement, as follows:

Name of Awardee:

Total Number of SARs Granted:

Exercise Price per SAR:                       $

Grant Date:

Vesting Commencement Date:

Vesting Schedule:                     The stock appreciation rights may be exercised, in whole or in part, in accordance with the following schedule:

                                                [________________________________________]

Termination Period:                  The stock appreciation rights may be exercised for [four months - eight months for executive officers and directors] after the awardee ceases to be a Service Provider.  The Administrator determines when the awardee incurs a Termination of Service for this purpose.  Upon the death or Total and Permanent Disability of the awardee, the stock appreciation rights may be exercised for 12 months after the awardee ceases to be a Service Provider.  In no event shall the stock appreciation rights be exercised later than the Term/Expiration Date provided for below.

Term/Expiration Date:

II.         AGREEMENT.

              A.       Grant of SARs.  The Administrator hereby grants to the awardee named in the Notice of SAR Grant attached as Part I of this SAR Agreement (the "Awardee") an award of stock appreciation rights (the "SARs"), the number of SARs are set forth in the Notice of SAR Grant, at the exercise price per SAR set forth in the Notice of SAR Grant (the "Exercise Price"), subject to the terms and conditions of this SAR Agreement and the Plan.

              B.       Exercise of SARs.

                        1.        Vesting/Right to Exercise.  These SARs are exercisable during their term in accordance with the Vesting Schedule set forth in the Notice of SAR Grant, this SAR Agreement and the applicable provisions of the Plan.  In addition, these SARs become exercisable in full if the Company is subject to a Change in Control before the Awardee's Termination of Service, and the Awardee is subject to an Involuntary Termination (defined below) within 12 months after the Change in Control.  These SARs may also become exercisable in accordance with Section G. below.

The term "Involuntary Termination" shall mean the Awardee's Termination of Service by reason of:  (i) the involuntary discharge of the Awardee by the Company (or the Affiliate employing him or her) for reasons other than Cause (defined below); or (ii) the voluntary resignation of the Awardee following (A) a material adverse change in his or her title, stature, authority or responsibilities with the Company (or the Affiliate employing him or her), (B) a material reduction in his or her base salary or annual bonus opportunity or (C) receipt of notice that his or her principal workplace will be relocated by more than 50 miles.  The term "Cause" shall mean any of the following acts or omissions on the part of the Awardee:  any act of dishonesty, any disclosure of confidential information, negligence or misconduct, failure to perform duties to the standards required by the Company (or the Affiliate employing him or her) or neglect of his or her duties, as determined in the Administrator's sole and absolute discretion, any illegal act, drug, alcohol or other substance abuse, or any act or omission which has an adverse effect on the Company or any Affiliate's reputation or business operations.

These SARs will in no event become exercisable after a Termination of Service for any reason.

                        2.        Method of Exercise.  These SARs are exercisable by delivering to the Administrator a fully executed "Exercise Notice" or by any other method approved by the Administrator.  The Exercise Notice shall provide that the Awardee is electing to exercise the SARs, the number of SARs being exercised (the "Exercised SARs"), and such other representations and agreements as may be required by the Administrator.  The SARs shall be deemed to be exercised upon receipt by the Administrator of such fully executed Exercise Notice.  No Shares shall be issued pursuant to the exercise of the SARs unless such issuance and exercise complies with Applicable Laws.

                        3.        Exercise Proceeds.

                        (a)       For each SAR exercised, the Company shall pay the Awardee an amount equal to the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price of such SAR (the "SAR Payment Amount").

                        (b)       The SAR Payment Amount shall be paid in the form of Shares within 30 days following the exercise date.

             C.        Leave of Absence.  The Awardee shall not incur a Termination of Service when the Awardee goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company (or Affiliate employing him or her) in writing and if continued crediting of service is required by the terms of the leave or by applicable law.  However, the Awardee incurs a Termination of Service when the approved leave ends, unless the Awardee immediately returns to active work.

              D.        Non-Transferability of SARs.  These SARs may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Awardee only by the Awardee.  The terms of this SAR Agreement and the Plan shall be binding upon the executors, administrators, heirs, successors and assigns of the Awardee.  These SARs may not be assigned, pledged or hypothecated by the Awardee whether by operation of law or otherwise, and is not subject to execution, attachment or similar process.

              E.        Term of SARs.  The SARs may be exercised only within the term set out in the Notice of SAR Grant above, and may be exercised during such term only in accordance with this SAR Agreement and the Plan.

              F.        Tax Obligations.  The Awardee agrees to make appropriate arrangements with the Administrator for the satisfaction of all applicable federal, state, and local income taxes, employment tax, and any other taxes that are due as a result of the exercise of the SARs.  With the Administrator's consent, these arrangements may include withholding Shares that otherwise would be issued to the Awardee pursuant to the exercise of the SARs; provided, however, the withholding amount must be calculated using the minimum statutory withholding rates interpreted in accordance with applicable accounting requirements.  The Awardee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

              G.        Change in Control.  In the event of a Change in Control prior to the Awardee's Termination of Service, these SARs will be assumed or equivalent rights substituted by the successor corporation or a parent or subsidiary of the successor corporation.  In the event that the successor corporation refuses to assume or substitute for these SARs, the Awardee will fully vest in and have the right to exercise these SARs.  In addition, if the SARs becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator will notify the Awardee in writing or electronically that these SARs will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and these SARs will terminate upon the expiration of such period.

              H.        Restrictions on Resale.  The Awardee agrees not to sell any Shares at a time when Applicable Law, Company policies or an agreement between the Company and its underwriters prohibit a sale.  This restriction shall apply as long as the Awardee is a Service Provider and for such period of time after the Awardee's Termination of Service as the Administrator may specify.

              I.        Entire Agreement; Governing Law.  This SAR Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee's interest except by means of a writing signed by the Company and Awardee.  This SAR Agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

              J.        NO GUARANTEE OF CONTINUED SERVICE.  THE AWARDEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE SARS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED SARS OR BEING ISSUED SHARES HEREUNDER).  AWARDEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS SAR AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH AWARDEE'S RIGHT OR THE COMPANY'S RIGHT TO TERMINATE AWARDEE'S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

By the Awardee's signature and the signature of the Company's representative below, the Awardee and the Company agree that the SARs are granted under and governed by the terms and conditions of this SAR Agreement and the Plan.  The Awardee has reviewed this SAR Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this SAR Agreement and fully understands all provisions of this SAR Agreement and the Plan.  The Awardee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to this SAR Agreement and the Plan.

The Awardee further agrees that the Company may deliver by email all documents relating to the Plan or these SARs (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements).  The Awardee also agrees that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.

AWARDEE:                                                                             BERRY PETROLEUM COMPANY

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Signature

_________________________                                               Title
Print Name

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Residence Address

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